Exhibit 99.2

CORPORATE PARTICIPANTS

John Jacunski Glatfelter - EVP & CFO

Dante Parrini Glatfelter - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Steve Chercover D.A. Davidson & Co. - Analyst

James Armstrong Vertical Research Partners - Analyst

Dan Jacome Sidoti & Company - Analyst

George Livadas BMO Capital Markets - Analyst

Debbie Jones Deutsche Bank - Analyst

PRESENTATION

Operator

Good morning. My name is Sean, and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions). Mr. John Jacunski, you may begin your conference.

John Jacunski - Glatfelter - EVP & CFO

Thank you. Good morning and welcome to Glatfelter’s 2014 third-quarter earnings conference call. This is John Jacunski. I am the Company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2013 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from those forward-looking statements. These forward-looking statements speak only as of today, and we undertake no obligation to update them.

And, finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter - Chairman & CEO

Thank you, John. Good morning and thank you for joining us to discuss our third-quarter results. Earlier today, we reported third-quarter adjusted net income of nearly $31 million and a quarterly record of $0.70 per share compared to $0.55 in 2013.

I am very pleased with our strong performance this quarter. We continue to benefit from our market-leading positions in each of our businesses. We have handled well the operating and market challenges we have encountered, and we had strong operating performance, including record quarterly pulp production in our specialty papers business. These factors led to the record adjusted earnings per share for the quarter, a 27% increase over the third quarter of last year.

In our advanced airlaid materials business, revenue grew 7% during the quarter, driven by strong demand for adult hygiene products. This led to a 91% increase in operating profit during the quarter and, when adjusting for the costs related to fires in our facilities in 2013, earnings were up 34%. Our production teams in Europe and in North America performed well and worked together to support a new product launch for adult incontinence by a major customer, helping to drive our volume growth. We continue to operate at capacity in this business, and we are supplementing our North American capacity with production from our facility in Germany.

Due to the strong demand, we are evaluating options to continue to serve the growth of our customers in this particular market.

Composite Fibers continues to face a challenging economic and market environment. However, operations ran very well in the quarter, which generally offset the impact of the challenging business environment. Operating profit for this business was $18 million, down slightly compared to last year.

Specialty papers had a very strong quarter with shipments up 2%, again outperforming the broader uncoated free sheet market that was down 8%, which reflects both the long-term demand decline and increased imports. Selling prices for this business were up nearly 4% compared to the year ago period, reflecting price increases announced late last year and early this year.

We have discussed the issues this business had with pulp production late last year and early this year. We took steps in the first quarter, as well as during our annual maintenance outages in the second quarter, to address these issues, and the operations teams have taken further improvement steps which resulted in record pulp production for the quarter in both mills.

This, when combined with the topline growth, resulted in specialty papers generating $28 million in operating profit, up 54% compared to last year and a quarterly record.

Again, I am pleased with how Glatfelter people have responded to market opportunities, operational challenges, as well as economic and geopolitical obstacles to post record quarterly results in the third quarter. John will now provide a more in-depth review of our third quarter, and then I will close with some additional perspectives on our business.

John?

John Jacunski - Glatfelter - EVP & CFO

Thank you, Dante. For the third quarter, we reported net income of $30.4 million or $0.69 per share. After excluding non-core business items, we reported net income of $30.8 million or $0.70 per share, an increase of 27% compared to the $0.55 in 2013. Net sales during the quarter increased 1.8% and totaled $465 million.

Slide 4 shows a bridge of adjusted earnings per share from the third quarter of last year to this year.

Composite fibers’ results reduced earnings per share by $0.01, advanced airlaid materials added $0.06 to earnings per share, and specialty papers’ results added $0.16 to earnings per share. Corporate costs reduced earnings per share by $0.04, which was partially offset by lower pension costs of $0.03, and a higher tax rate for the third quarter this year reduced earnings per share by $0.06. The tax rate for the third quarter this year was a more normal 25%. The tax rate last year was 16% and included the impact of releasing reserves, due to the lapse of statute of limitations on audit periods. And, finally, a lower diluted share count increased earnings per share by $0.01.

Slide 5 summarizes results for the composite fibers business. This business generated revenue of $155 million in the third quarter, down 4% over last year. Shipping volume was down less than 1% compared to the third quarter of last year in a very difficult market environment. Selling prices declined during the quarter, primarily from non-woven wall cover and metalized products with the total impact to operating profit of $4.9 million.

Shipments of tea and single-serve coffee products declined 3% during the quarter. Shipments of tea products were up 3%, but this was offset by lower single-serve coffee shipments, reflecting near-term inventory management by our customers. We expect coffee shipments to return to normal growth levels in the fourth quarter.

Shipments of non-woven wall cover products increased 5%. The combination of renewed competition and political instability in Russia and Ukraine has created a challenging commercial environment. Despite these challenges, our products continue to be favored by customers, and we have successfully defended our positions.

Our operations and product innovation teams have generated efficiency improvements and cost reductions that have allowed us to maintain our strong margins in this product segment. We continue to be pleased with the progress of this business as the Dresden acquisition continues to meet expectations with EBITDA and margins tracking at or above 2013 levels.

Shipments of technical specialty products were flat year over year and, as expected, composite laminate shipments were down 11%, reflecting our planned shift away from the lower end of the segment following the upgrade of a machine in 2013 at our facility in Gernsbach, Germany.

And, finally, shipments of metalized products were down 5% compared to last year. Demand for wet glue label products remains weak in this segment, and competition has increased.

Shipments in the self-adhesive label and inner liner markets partially offset the decline in the wet glue label market. We had a good operating quarter in composite fibers with improved productivity and waste levels compared to the third quarter of last year. We took some downtime in the quarter to manage inventory levels, which negatively impacted results by $1.1 million, but when combined with good operations and cost control, overall operations added $3.2 million to operating income.

For the quarter, composite fibers operating profit was $18.1 million, around 4% compared to the year ago quarter, with EBITDA margins expanding by 40 basis points to 16.5%. Given the economic and market challenges, this was a solid result.

For the fourth quarter of 2014, when compared to the third quarter, we expect shipping volumes to be approximately 5% lower, reflecting normal seasonality. There continues to be limited visibility on Russia and Ukraine, which creates some uncertainty.

We also plan to take machine down time to reduce inventory levels, impacting results between $1 million and $2 million more than the impact of Q3.

In addition, as we previously announced, we closed the acquisition of a producer of electrical papers on October 1. So we will have a full quarter of results from this business in the fourth quarter.

Advanced airlaid materials results are summarized on slide 6. This business generated another strong quarter with topline growth of 7% and net sales of $74.4 million and an operating profit increase of 91% to $7.5 million when compared to the same quarter in 2013.

Shipments were up 6%, led by increases in adult incontinence, feminine hygiene core products, and specialty wipes. Our leadership positions in these key markets continue to provide growth opportunities for the future.

Operating performance in this business also improved and, when combined with the impact of the topline group growth and adjusting for the two fires last year, advanced airlaid materials operating profit grew 34%.

Our facility in Canada continues to operate at capacity and cannot meet all customer demand for this region. As a result, we will continue supplementing the Canadian facility with production from our facility in Germany. This has created some freight cost penalties in the near term for the business.

For the fourth quarter of 2014, we expect shipping volumes to be approximately 5% lower than the third quarter, reflecting normal seasonality.

We also expect to incur approximately $1 million of cost in the fourth quarter related to loss production time from temporarily taking down the line in Germany to increase production capacity.

Slide 7 provides a summary of the strong results for specialty papers. Net sales for the quarter were up 5% with selling prices increasing nearly 4% or $8.3 million compared to the year ago quarter following the industry price increase announcements late last year and early this year. Shipping volumes were up 2.4%, which was much better than the broader uncoated free sheet market that was down 8%. We continue to grow in key product lines to offset the impact of the broader market decline with shipments of non-

carbonless non-carbonless forms products of 18%, engineered products increasing 9%, and shipments of envelope products up 2%. We experienced declines in the shipment of book publishing products of 5% and carbonless products were off 13%.

During the quarter, specialty papers had a very strong operating performance. Both pulp mills had record quarterly production, paper machine throughput improved, and waste levels were reduced. This more than offset normal cost inflation and higher expense for incentive compensation. Operating profit for the quarter was $27.8 million, up 54% compared to the year ago period, and a quarterly record.

For this business in the fourth quarter, we expect shipping volumes to decrease approximately 5% compared to the third quarter with slightly lower average selling prices, both due to normal seasonal fluctuations. We also expect maintenance spending to be approximately $2 million higher than the third quarter, reflecting the normal variation in work.

Slide 8 shows corporate costs and other financial items for the quarter. Corporate costs were up $2.3 million compared to last year. This increase represents investments in strategic initiatives and slightly higher costs for incentive compensation. Also on slide 8, you can see we had gains from the sale of 1095 acres of timberlands and an impairment charge for a long-lived asset associated with the value of the Dresden tradename. As recorded by accounting standards, we annually touched our non-amortizable intangibles for impairment, which includes goodwill and the Dresden tradename. Due to the current political instability in Russia and Ukraine, the discount rate used to value the Dresden tradename has increased substantially and, as previously discussed, our near-term pricing has been negatively impacted.

As a result, we recorded a $3.3 million pretax impairment charge on the $10 million value established at the acquisition date. This is a non-cash charge to earnings and, as we discussed earlier in this call, our non-woven wall cover business continues to meet expectations with EBITDA and margins tracking at or above 2013 levels.

The status of our pension plan is shown on slide 9. Our qualified plan remains well-funded. We have not had to make cash contributions to our qualified plan for quite some time, and we do not expect to for the foreseeable future.

With respect to pension expense, considering the impact of higher discount rates and the improved funded status, we expect full-year 2014 expense of approximately $6.7 million, compared to $14.2 million for 2013.

Slide 10 shows our free cash flow. During the third quarter, we generated cash from operations of $42.7 million compared to $47.5 million in the third quarter of 2013. The decline in cash flow from operations was driven by the higher use of cash this year for working capital, offset somewhat by higher EBITDA. Capital expenditures for the third quarter declined compared to last year, due to the completion of the composite fibers capacity expansion project. For the full year, we expect capital expenditures of $75 million to $80 million.

As is typical for our business, we expect strong cash flow in the fourth quarter.

Slide 11 provides a forward look for capital expenditures, as well as the impact of the annual maintenance outages for our specialty papers business. In order to meet new boiler emissions regulations, we will be converting or replacing four coal-fired boilers to natural gas and upgrading site infrastructure to accommodate the new boilers, including connecting to gas pipelines. The total cost of these projects is estimated at $85 million to $90 million, with most of the spend in 2015 and 2016.

We also expect to expand our sustaining festivity capacity in our airlaid business to serve the growing demand for their products. These two investments will result in more elevated levels of capital expenditures over the next few years.

With respect to the annual maintenance outage for our specialty papers business that are completed in the second quarter of each year, we expect an elevated cost in 2015 to complete the replacement of super heaters on our recovery boiler in Spring Grove. This equipment is 22-years-old, and our inspections show that they are at the end of their useful lives. With extended downtime for the pulp mill to complete the replacement, we expect a total cost impact of the outages next year of $34 million. We expect the outage costs to return to more normalized levels in 2016.

Slide 12 shows some balance sheet and liquidity metrics. Our net debt totaled $357 million at September 30, up $37 million from the year-end, due to higher levels of working capital and cash tax payments, and the use of $12.2 million in 2014 for the repurchase of 464,190 shares of Company stock. We finished the quarter with $54 million of cash and $218 million available under our revolving credit facility. So our balance sheet remains in good shape with leverage on a net debt basis of 2 times at September 30. We believe this provides sufficient liquidity to continue to execute our growth strategies, and we expect substantial cash flow in the fourth quarter, which is typical for our business.

Finally, I want to provide an update on the Fox River environmental matter. As you may recall, Glatfelter has been involved in litigation regarding the responsibility for the remediation of Fox River due to the presence of PCBs in the sediment as a result of the production and recycling of NCR-branded carbonless paper. A federal district court in Wisconsin ruled that NCR was responsible for 100% of the costs associated with the remediation and natural resource damages of the portions of the river below the area of the river where Glatfelter discharged its wastewater. The district court’s decision was based on NCR’s knowledge versus that of the recyclers and the view that the producer of the product containing the PCBs is more responsible than the recyclers. This decision was appealed, and the appeals court issued its ruling in late September. The appeals court noted that the district court may have considered all the appropriate equitable factors in reaching that conclusion, but it wasn’t clear from the district court’s opinion. The appeals court, therefore, vacated the decision and remanded to the District Court for further consideration. On remand, the district court could restore its original allocation of responsibility or it could determine a different allocation. We continue to believe the district court’s decision was appropriate. As a result, we have not altered our reserves for this matter.

However, the remediation of the river will go on for several more years and the source of funding of this remediation over that period is uncertain while the district court reconsiders the final allocation and responsibility. Our 10-Q will be filed with the SEC by the end of today with the full disclosure regarding these recent developments.

This concludes my comments. I will now turn the call back to Dante.

Dante Parrini - Glatfelter - Chairman & CEO

Thank you, John. Glatfelter continues to focus on a few key drivers that have produced a track record of success and positions our business well for continued growth. Those being fortifying and growing our leading positions in a wide variety of specialty growth markets, developing new and innovative products to strengthen our competitive advantage and provide additional growth opportunities, and focusing on manufacturing excellence and continuous improvement to drive greater efficiency gains and build a lower cost structure.

Our composite fibers business has faced market challenges from geopolitical issues, weak economic conditions, and more intense competition. However, the underlying long-term growth potential remains compelling. We continue to be the world leader in filtration papers for teabags and single-serve coffee applications, as well as non-woven wall cover, and all of these markets have attractive growth profiles.

In October, we also expanded our product line of electrical products through the acquisition of SPO. This business, based in Germany, has annual revenue of approximately $32 million, a third of which is in China Asia-Pacific, and provides us with access to additional customers, as well as broader product lines to serve this growing market. We expect this acquisition to add $0.03 to $0.05 to earnings per share in 2015.

Our advanced airlaid materials business has strong demand for adult hygiene products. We continue to bring innovations to these markets which supported a new product launch for adult incontinence by a major customer. This market, as well as the feminine hygiene and specialty wipes markets, holds much promise for future growth. With this business operating at capacity, we continue to evaluate opportunities to create incremental capacity through targeted investments, as well as a more substantial capacity addition.

And, in specialty papers, we expect to be able to continue leveraging our broad product line, new business development capabilities, and focus on customer service to outperform the broader uncoated free sheet market and to continue running our assets full. These market opportunities are underpinned by our drive for manufacturing excellence and continuous improvement. We have a long track record of success with creating earnings growth through these programs, and it will remain a key area of focus for all of our businesses.

2014 has been a challenging year, but we have responded well, and I expect Glatfelter people will deliver another year of record earnings. We continue to have attractive growth opportunities, both organically and through acquisition, and our focused on operational excellence provides an opportunity to expand margins. As a result, Glatfelter is well-positioned to continue our track record of solid earnings growth as we move toward 2015.

At this point, I would like to open the call for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Steve Chercover, Davidson.

Steve Chercover - D.A. Davidson & Co. - Analyst

I might have missed it, but I don’t think you mentioned MLP conversions for your virgin pulp assets in North America. So just wondering whether you are investigating the potential.

John Jacunski - Glatfelter - EVP & CFO

Steve, certainly, we are in the early stages of investigating the structure and whether it is appropriate for our business. We are certainly also committed to exploring any opportunity that can create shareholder value. So we will continue that process, and after we get a little deeper into it, we will report back if we think it is an appropriate step for the Company to take.

Steve Chercover - D.A. Davidson & Co. - Analyst

But, to date, you have not submitted a request for a private letter ruling?

John Jacunski - Glatfelter - EVP & CFO

We have not.

Steve Chercover - D.A. Davidson & Co. - Analyst

Got it. I am also wondering whether you will get any productivity improvements out of the mandatory CapEx for boiler MACT.

John Jacunski - Glatfelter - EVP & CFO

Well, there are some, but there are also some cost penalties. So the investments we are making - essentially our expectation is that they will be largely cost neutral to our P&L over time, other than the fact that we will have higher depreciation expense going forward from the depreciation of the investment.

But, from an operating cost perspective, when we look at all the puts and takes, the gas is more expensive fuel than coal and - but we will also have some cost offsets through improved efficiency from new boilers and then lower cost for handling cool and things of that sort. But, net net, we expect it to be essentially cost neutral.

Steve Chercover - D.A. Davidson & Co. - Analyst

Okay. And, then, what is the delta in the outages or the impact of the outages in 2015? You said it was going to be $34 million, but what was the base this year?

John Jacunski - Glatfelter - EVP & CFO

In 2014, it was $28 million. So it is up - it will be - our expectation it will be up $6 million versus last year.

Operator

James Armstrong, Vertical Research Partners.

James Armstrong - Vertical Research Partners - Analyst

First question is on the specialty papers side. At least by my calculations, the cost per ton dropped significantly. Do you think that level is sustainable into the fourth quarter, or will we see the normal seasonal reversal? And, on that topic, you mentioned pricing weakness in the fourth - or seasonal pricing weakness in the fourth quarter versus the third quarter. Could you let us know what subsegment - why we would see that pricing weakness?

John Jacunski - Glatfelter - EVP & CFO

Sure. On the cost side, the one thing we mentioned in our guidance was that we expect maintenance costs to be a little bit higher in the fourth quarter versus the third quarter. We had record pulp production. Certainly, we are striving to continue to achieve that level of production and, perhaps, increase it further. But those are - based on the guidance we provided, we would expect costs might be slightly higher just because of the maintenance, but not a substantial increase.

And, then, with respect to pricing, it is not unusual, given the seasonal demand decline in the fourth quarter, for pricing to drift a little bit lower. And, generally speaking, it is more on the white papers type products versus our carbonless or our engineered products. But, we are not talking about significant declines, but there can be a little bit of a drift down due to the seasonal weakness in demand.

James Armstrong - Vertical Research Partners - Analyst

Okay. That helps a lot. And, then, coming back to the - it is the maintenance and a little bit on the pulp side, as you do with your boiler replacements, do you see any capacity gains? As you do so, will there be any chance for debottlenecking?

John Jacunski - Glatfelter - EVP & CFO

No. I don’t think so. We are essentially installing more efficient boilers, but it is not going to change the overall level of steam demand and production of steam that we have.

James Armstrong - Vertical Research Partners - Analyst

Okay. And then, lastly, switching gears to the airlaid segment, as you do your capacity expansions on the extra festooning, will that be a greenfield, or will that be done at current locations, most likely in Canada, it sounds like?

Dante Parrini - Glatfelter - Chairman & CEO

James, it is Dante. So the addition of festooning capacity will happen at existing GLT facilities. And so we are still going through the internal analytics of where and how, but it will either be at Gatineau, at Falkenhagen or some combination of both over time.

Operator

Dan Jacome, Sidoti & Company.

Dan Jacome - Sidoti & Company - Analyst

Nice job on the papers side. Unless I am mistaken, it looks like the best shipment number in maybe six quarters. I was just looking at the last call. I guess the applied guidance was for down just under 2%. You came in 4 points better. Can you just give us a little bit more flavor on the dynamics that were in play in the quarter, and then I guess what were you thinking when you gave that guidance back in late July?

John Jacunski - Glatfelter - EVP & CFO

Sure. Yes. The demand was just a little bit stronger than what we expected. I wouldn’t say there is any particular factor. We have had good growth in our engineered products segment and good growth in non-carbonless form segment. The others performed about where we expected. So some of this can be just sort of customer timing, but I wouldn’t cite any particular factor in it being a little bit stronger. It is in line with what our expectations are over the long-term. We have been outperforming the broader uncoated free sheet market for 10 years now. Our shipments generally have been increasing 1% to 2% per year. So this might have been a slightly stronger quarter than normal, but there was no single or unusual factor.

Dan Jacome - Sidoti & Company - Analyst

Okay. That makes sense. I guess it is a good problem to have, right? And, then, lastly, I guess you have a new board member since your last earnings release. So that, at least from my view, looks like a pretty nice win for you guys. Any idea how you might do it at leverage, Bruce’s background in technology?

Dante Parrini - Glatfelter - Chairman & CEO

Sure. So we are very pleased to have Bruce Brown join our Board. And this was part of a managed internal board succession project as our most tenured director will approach his mandatory retirement age in early 2015. We felt that Bruce’s background in global business development, innovation, the thought capital that he brings to our Board, and his three-plus decades of experience and knowledge of some of our technologies and materials was a great addition. And just like we looked to fully leverage all of our board members’ skills and capabilities and business experience, we look to do the same with Bruce. We are very pleased to have him onboard and optimistic about the future.

Operator

George Livadas, BMO Capital Markets.

George Livadas - BMO Capital Markets - Analyst

First question, could you comment a bit more on the coffee and tea markets and what you are seeing there?

John Jacunski - Glatfelter - EVP & CFO

Sure. So the global growth profile for our food and beverage business is 3% to 4%. You can see some period to period variation that is not systemic in any way. Single-serve coffee is growing faster than tea. As you might know from our shipments over the last few years, we will encounter from time to time a quarter or two of shipments that are either substantially above or somewhat below the broader trend line of growth. And this more has to do with inventory management and timing as opposed to the fundamental mechanics of how that market is developing and how the growth is progressing over time.

So we continue to be very optimistic on both tea and coffee. As John stated, we expect our Q4 coffee filter paper shipments to be back at normalized levels. And we are very pleased to have leading market positions in both categories and are working hard to maintain our customer’s confidence and trust.

George Livadas - BMO Capital Markets - Analyst

Thank you. That is very helpful. Looking ahead, how do you think about the impact from FX on your pricing guidance? Is that something you factor in when you give guidance on pricing, or how do you think about it?

John Jacunski - Glatfelter - EVP & CFO

Well, from an FX perspective, our largest non-US dollar denominated currency is the euro. We are about EUR140 million long. And so certainly, as FX rates fluctuate, it can have an impact on us. If we were to look at our Q3 results with the current spot rate of about $1.25, our results would have been on the order of $0.04 lower for the quarter. We do hedge the euro somewhat. We have about a 30% hedge over the next 12 months, and that hedge rate tends to be around $1.33 or so. So that will somewhat reduce that. So there could be some impact if FX rates were to stay where they currently are at about $1.25. But, like I said, we have the hedges that will take out some of the downside over the next 12 months.

George Livadas - BMO Capital Markets - Analyst

Okay. Thank you. And, just one kind of cleanup question. I noticed the tax rate for the quarter was a little bit lower than, at least, than I had expected. Is 28% still sort of your guidance for the year?

John Jacunski - Glatfelter - EVP & CFO

Well, yes. Our normal tax rate would be around 28%, and then we had a couple of small things this quarter that reduced it to 25%. So it is not too far out of the ordinary. The things that can affect our rate would be things like audit resolutions where we end up releasing reserves that have previously been accrued. In particular, in Q4 the research and development credit is extended - it expired at the beginning of this year. If it extended before year-end, that could lower our tax rate a bit. But, on a going forward basis, about 28% is a pretty standard rate for us.

Operator

(Operator Instructions). Debbie Jones, Deutsche Bank.

Debbie Jones - Deutsche Bank - Analyst

I was hoping you could comment just a little bit more on the airlaid capacity expansions. I realize you don’t know quite which facility yet. But is there kind of like a timeframe you could comment on, and then is this on the back of industry growth, or do you have any specific customers supporting this decision?

Dante Parrini - Glatfelter - Chairman & CEO

Debbie, it is Dante. I am happy to comment. As we think about the capacity situation in our airlaid business, we are thinking about it in parallel path. As John made reference, we are taking some downtime in Q4 to install a calendar on one of our lines in Germany and an embosser, and this is going to help improve our ability to schedule and have better flexibility and create longer production runs. And the net net is we will create 2000 to 3000 metric tons of additional capacity.

At the same time, we are assessing the broader development of the market, which is growing. And we have continued to project about a 5% global growth rate for the adult hygiene categories, as well is our specialty wipes. And we are also participating in the growing retail section of the adult incontinence markets. It is hard to project with any level of accuracy how big the market could grow and at what rates other than we are positively disposed toward the demographic profile and the direction that this particular category is heading. We think our technology is a great fit for adult incontinence applications.

So and you know that we have leading share positions in these fem-hy and strong growing position in adult incontinence. So it is important for us to be able to support the growth of our customers, and we have identified our airlaid business as a growth platform for Glatfelter. So we are very actively engaged in completing the analytics around the bigger picture capacity expansion.

The ultimate resolution is to be determined, whether we would build a line at a facility or look at a greenfield facility. Those are all under consideration, and we will provide you updates as our point of view becomes clear.

Debbie Jones - Deutsche Bank - Analyst

Okay. Thanks. That’s helpful. And I just wanted to touch on - well, first of all, thank you for the information on the environmental regulation spend. That is helpful. As I look at that increase for you next year and then as you have to continue to kind of evaluate the writing litigation, now, how does that impact your M&A thoughts in terms of size or capital deployment in terms of share repurchases going forward?

Dante Parrini - Glatfelter - Chairman & CEO

Sure. Well, I think John did a nice job of summarizing the recent ruling from the courts in our point of view. Clearly, when we think about managing our balance sheet and the role of M&A, we step back and say, well, first of all, we feel very good that we have created a business that has two of its three business units that are organically growing across the product categories anywhere from 2% to 3% up to 10%. And so we do have organic growth opportunities, and we like the profile of investing in organic growth.

At the same time, we project what we think the cash flow profile is going to look like and then what other uses we are going to have for applying our cash flows. And we operate with a high level of financial discipline, and we want to have a conservative bias to make sure that we protect the balance sheet and never put the Company at risk while, at the same time, very thoughtfully and methodically investing in the ongoing growth and development of Glatfelter.

So I believe that there is an opportunity for well priced and good fit acquisitions within our portfolio over time, and we continue to assess those options as we do every year. At the same time, we want to be thoughtful and mindful about how much capacity we maintain in the balance sheet so that we are prepared for any and all outcomes.

Operator

There are no further questions at this time. Dante, I turn the call back to you.

Dante Parrini - Glatfelter - Chairman & CEO

Okay. Well, thank you very much for joining our call today, and we look forward to speaking with you next quarter. Have a great day.

Operator

This concludes today’s conference call. You may now disconnect.